EXHIBIT 8.1

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, TX 77010

Phone: (713) 651-5151

Fax: (713) 651-5246

May 9, 2005

TEPPCO Partners, L.P.

2929 Allen Parkway

P.O. Box 2521

Houston, Texas 77252-2521

Ladies and Gentlemen:

We have acted as special counsel for TEPPCO Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering by the Partnership of up to 7,015,000 units (including an option to purchase up to 915,000 units) representing limited partner interests in the Partnership (the “Units”) pursuant to the Registration Statement on Form S-3 (Registration No. 333-110207) filed with the Securities and Exchange Commission by the Partnership on November 3, 2003, as supplemented by the Prospectus Supplement dated May 5, 2005 (as so supplemented, the “Registration Statement”).

In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Tax Considerations” (the “Discussion”) in the Registration Statement. The Discussion, subject to the qualifications, assumptions and limitations stated therein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of Units offered by the Prospectus.

We consent to the reference to our firm under the caption “Tax Considerations” in the Prospectus and to the filing of this confirmation and consent as an Exhibit to the Registration Statement.

Very truly yours,

/s/ FULBRIGHT & JAWORSKI L.L.P.

Fulbright & Jaworski L.L.P.